                                                                     EXHIBIT 4.2


                               SECURITY AGREEMENT

                                      among

                             COINMACH SERVICE CORP.,

                          COINMACH LAUNDRY CORPORATION

                                       and

                              THE BANK OF NEW YORK,
                               as Collateral Agent

                         Dated as of November [ ], 2004

                                TABLE OF CONTENTS

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                                                                                                                 Page
                                                                                                                 ----
                                    ARTICLE I

                               SECURITY INTERESTS

Section 1.1.        Grant of Security Interests................................................................... 2
Section 1.2.        Power of Attorney............................................................................. 3

                                   ARTICLE II

                GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1.        Necessary Filings............................................................................. 3
Section 2.2.        No Liens...................................................................................... 4
Section 2.3.        Other Financing Statements.................................................................... 4
Section 2.4.        Chief Executive Office; Records; Corporate Name; Jurisdiction of Incorporation................ 4
Section 2.5.        Location of Inventory and Equipment........................................................... 4
Section 2.6.        Recourse...................................................................................... 5
Section 2.7.        Trade Names; Change of Name................................................................... 5
Section 2.8.        Benefit to Laundry Corp....................................................................... 5

                                   ARTICLE III

                          SPECIAL PROVISIONS CONCERNING

                     ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS

                      AND CERTAIN OTHER TYPES OF COLLATERAL

Section 3.1.        Additional Representations and Warranties..................................................... 5
Section 3.2.        Maintenance of Records........................................................................ 6
Section 3.3.        Direction to Account Debtors; Contracting Parties, etc........................................ 6
Section 3.4.        Modification of Terms, etc.................................................................... 6
Section 3.5.        Collection.................................................................................... 7
Section 3.6.        Further Actions............................................................................... 7
Section 3.7.        Special Provisions Regarding Certain Types of Collateral...................................... 7

                                   ARTICLE IV

                       SPECIAL PROVISIONS CONCERNING MARKS

Section 4.1.        Additional Representations and Warranties.................................................... 11
Section 4.2.        Licenses and Assignments..................................................................... 11
Section 4.3.        Infringements................................................................................ 11
Section 4.4.        Preservation of Trademarks................................................................... 12
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                                      -i-
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Section 4.5.        Maintenance of Registration.................................................................. 12
Section 4.6.        Future Registered Marks...................................................................... 12
Section 4.7.        Remedies..................................................................................... 12

                                    ARTICLE V

                          SPECIAL PROVISIONS CONCERNING

                             PATENTS AND COPYRIGHTS

Section 5.1.        Additional Representations and Warranties.................................................... 13
Section 5.2.        Licenses and Assignments..................................................................... 13
Section 5.3.        Infringements................................................................................ 13
Section 5.4.        Maintenance of Patents....................................................................... 13
Section 5.5.        Prosecution of Patent Application............................................................ 14
Section 5.6.        Other Patents and Copyrights................................................................. 14
Section 5.7.        Remedies..................................................................................... 14

                                   ARTICLE VI

                      PROVISIONS CONCERNING ALL COLLATERAL

Section 6.1.        Protection of Collateral Agent's Security.................................................... 14
Section 6.2.        Warehouse Receipts Non-negotiable............................................................ 15
Section 6.3.        Further Actions.............................................................................. 15
Section 6.4.        Financing Statements......................................................................... 15

                                   ARTICLE VII

                  REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

Section 7.1.        Remedies; Obtaining the Collateral Upon Default.............................................. 15
Section 7.2.        Remedies; Disposition of the Collateral...................................................... 17
Section 7.3.        Waiver of Claims............................................................................. 18
Section 7.4.        Application of Proceeds...................................................................... 18
Section 7.5.        Remedies Cumulative.......................................................................... 19
Section 7.6.        Discontinuance of Proceedings................................................................ 19
Section 7.7.        Additional Remedies With Respect to Collateral Located in Louisiana.......................... 19

                                  ARTICLE VIII

                                    INDEMNITY

Section 8.1.        Indemnity.................................................................................... 21
Section 8.2.        Indemnity Obligations Secured by Collateral; Survival........................................ 22
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                                      -ii-
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
                                   ARTICLE IX

                                   DEFINITIONS

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.1.       Notices...................................................................................... 28
Section 10.2.       Waiver; Amendment............................................................................ 29
Section 10.3.       Obligations Absolute......................................................................... 29
Section 10.4.       Successors and Assigns....................................................................... 29
Section 10.5.       Headings Descriptive......................................................................... 29
Section 10.6.       Severability................................................................................. 29
Section 10.7.       GOVERNING LAW................................................................................ 29
Section 10.8.       Pledgor's Duties............................................................................. 29
Section 10.9.       Termination; Release......................................................................... 30
Section 10.10.      Counterparts................................................................................. 30
Section 10.11.      The Collateral Agent......................................................................... 30
Section 10.12       Intercreditor Agreement...................................................................... 31
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                                     -iii-

                               SECURITY AGREEMENT

            SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this "Agreement"), dated as of November [ ], 2004, by COINMACH SERVICE CORP. (the "Company"), a Delaware corporation having an office at 303 Sunnyside Boulevard, Plainview, New York 11803, and COINMACH LAUNDRY CORPORATION ("Laundry Corp." and, together with the Company, the "Pledgors") in favor of THE BANK OF NEW YORK ("BNY"), as Collateral Agent (in such capacity and together with any successors in such capacity, the "Collateral Agent") for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the indenture, dated as of the date hereof (as amended, modified or supplemented from time to time (the "Indenture"), between the Company, the subsidiary guarantors party thereto from time to time and BNY as trustee (the "Trustee") and as Collateral Agent shall be used herein as so defined.

                                R E C I T A L S:
                                - - - - - - - -

            1. The Company intends to issue on the date hereof $[ ] million aggregate principal amount of its [ ]% Senior Secured Notes due 2024 (the "Senior Secured Notes") pursuant to the Indenture, and may issue additional Senior Secured Notes from time to time in accordance with the Indenture.

            2. The obligations of the Company under the Indenture and the Senior Secured Notes will be guaranteed by Laundry Corp. in accordance with the Indenture.

            3. Laundry Corp. will receive substantial benefits from the proceeds of the Senior Secured Notes and has agreed to grant to the Collateral Agent Liens on and security interests in the Collateral owned by it to secure its Obligations (as defined below).

            4. Laundry Corp. has previously granted a Lien and pledged all of its right, title and interest in and relating to the Capital Stock of Coinmach Corporation ("Coinmach Corp."), a Delaware corporation, and Proceeds thereof (collectively, the "Shared Collateral") in favor of Deutsche Bank Trust Company Americas ("DB Trust"), as collateral agent (the "Credit Agreement Collateral Agent") under the Credit Agreement (as amended, modified or supplemented from time to time, the "Credit Agreement") dated as of January 25, 2002, among Laundry Corp., Coinmach Corp., the lenders party thereto from time to time in their capacities as lenders thereunder, DB Trust, as administrative agent and the Credit Agreement Collateral Agent.

            5. It is a condition precedent to the purchase of the Senior Secured Notes that the Pledgors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders from time to time of the Senior Secured Notes (collectively, the "Secured Creditors").

            6. It is a condition precedent to the effectiveness of certain amendments to the Credit Agreement and to the Holdings Pledge Agreement (as defined therein) necessary to permit the grant by Laundry Corp. hereunder of the Liens in favor of the Collateral Agent on the Shared Collateral that Laundry Corp. shall have executed and delivered a certain intercreditor agreement (the "Intercreditor Agreement") dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time)
among Laundry Corp., the Collateral Agent and                    .

            7. The Pledgors desire to enter into this Agreement in order to satisfy the condition described in the preceding paragraph and to secure the payment and performance of all the Obligations.

                               A G R E E M E N T:
                               - - - - - - - - -

            NOW, THEREFORE, in consideration of the above-described extensions of credit to be made to the Pledgors and other benefits accruing to the Pledgors, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

                                   ARTICLE I

                               SECURITY INTERESTS

  Section 1.1. Grant of Security Interests. (a) As security for the prompt and complete payment and performance when due of all of the Obligations, each Pledgor does hereby collaterally assign and transfer unto the Collateral Agent for the benefit of the Secured Creditors, and does hereby grant to the Collateral Agent for the benefit of the Secured Creditors a continuing security interest of first priority (subject to Liens evidenced by Permitted Filings and other Permitted Liens) in, all of the right, title and interest of such Pledgor in, to and under all of the following, whether now existing or hereafter from time to time acquired (collectively, the "Collateral"):

            (i) all Equipment;

            (ii) all Inventory;

            (iii) all Contracts, together with all Contract Rights thereunder;

            (iv) all Instruments;

            (v) all General Intangibles;

            (vi) all Accounts;

            (vii) all Insurance Policies;

            (viii) all Intellectual Property;

            (ix) all Chattel Paper;

            (x) all Investment Property and Financial Assets;

            (xi) all Deposit Accounts, including, without limitation, the Cash Collateral Account established for the Pledgors and all monies, securities and instruments deposited or required to be deposited in such Cash Collateral Account;

            (xii) all Letter-of-Credit Rights;

            (xiii) all Goods;

            (xiv) all Commercial Tort Claims, including, without limitation, each Specified Commercial Tort Claim;

            (xv) all Documents;

            (xvi) all Fixtures;

            (xvii) all Supporting Obligations relating to any and all of the foregoing;

            (xviii) all books, records, ledgers, printouts, computer recording media, data files, tapes, file materials and other papers containing information relating to any and all items of Collateral; and

            (xix) to the extent not covered by clauses (i) through (xviii) of this sentence, all other personal property whether tangible or intangible wherever located; and

            (xx) all Proceeds of any and all of the foregoing.

                        (b) The security interests of the Collateral Agent under
            this Agreement extends to all Collateral of the kind which is the subject of this Agreement which each Pledgor may acquire at any time during the continuation of this Agreement.

            Section 1.2. Power of Attorney. Each Pledgor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Pledgor or as otherwise provided herein), in the Collateral Agent's reasonable discretion, to take any action and to execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney is coupled with an interest.

                                   ARTICLE II

                GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

            Each Pledgor represents, warrants and covenants, as of the date hereof, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

            Section 2.1. Necessary Filings. All filings, registrations and recordings necessary or appropriate to create, preserve, protect and perfect the security interest granted by each Pledgor to the Collateral Agent hereby in respect of the Collateral are set forth in Schedule 8 to the Perfection Certificate. To the knowledge of each Pledgor, such filings, registrations and recordings have been filed, registered or recorded or concurrently herewith are being filed, registered or recorded, and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral constitutes or shall constitute, upon such filing, registration or recordings, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (except that the Collateral may be subject to the security interests evidenced by the financing statements disclosed on Schedule 6 to the Perfection Certificate (the "Permitted Filings") and to any other Permitted Liens), and is or shall be entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code to the extent complied with or other relevant law as enacted in any relevant jurisdiction to perfected security interests.

            Section 2.2. No Liens. Each Pledgor is, and as to Collateral acquired by it from time to time after the date hereof such Pledgor will be, the owner of all of the Collateral pledged by it hereunder free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Liens created hereby, Permitted Liens or Liens evidenced by the Permitted Filings), and such Pledgor shall use its good faith efforts to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

            Section 2.3. Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) on file or of record in any relevant jurisdiction covering or purporting to cover any interest of any kind in the Collateral except as disclosed in Schedules 6 and 8 to the Perfection Certificate and as may be filed in connection with Permitted Liens. So long as the Termination Date has not occurred, no Pledgor shall execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Pledgor or in respect of Permitted Liens.

            Section 2.4. Chief Executive Office; Records; Corporate Name; Jurisdiction of Incorporation. (a) As of the date hereof, the chief executive office of each Pledgor is located at the location indicated on Schedule 2(a) to the Perfection Certificate.

            (b) The exact legal name, type of organization and jurisdiction of organization (together with the organizational identification number, if any, issued by such jurisdiction to each Pledgor) of each Pledgor is set forth in
Schedule 1(a) to the Perfection Certificate. No Pledgor shall "reincorporate" or "reorganize" or otherwise cause the Collateral to be transferred to a Person incorporated or organized in another state except to the extent (i) permitted pursuant to the provisions of the Indenture, (ii) it shall have given to the Collateral Agent not less than 10 days' prior written notice of its intention so to do, clearly describing such transaction and providing such other information in connection therewith as the Collateral Agent may reasonably request, (iii) with respect to such transaction, such Pledgor shall have taken all action to maintain the security interest of the Collateral Agent in the Collateral intended to be granted and perfected hereby at all times fully perfected and in full force and effect and (iv) the Collateral Agent shall have received reasonably satisfactory evidence that all other actions (including, without limitation, the payment of all filing fees and taxes, if any, payable in connection with such actions) have been taken, in order to perfect (and maintain the perfection and priority of) the security interest granted hereby.

            Section 2.5. Location of Inventory and Equipment. All Inventory and Equipment held on the date hereof by each Pledgor is located at one of the locations shown on the Schedules to Section 2 of the Perfection Certificate. No Pledgor shall establish a new location for Equipment and/or Inventory that shall cause the security interest of the Collateral Agent in such Equipment and/or Inventory granted hereby (x) to be unperfected or (y) to lose its priority.

            Section 2.6. Recourse. This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Pledgor contained herein or in the Senior Secured Notes or the Indenture, and otherwise in writing in connection herewith or therewith.

            Section 2.7. Trade Names; Change of Name. No Pledgor has or operates in any jurisdiction under, or in the preceding 5 years has not had or has not operated in any jurisdiction under, any trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) except its legal name and such other trade, fictitious or other names as are listed on Schedules 1(b) and 1(c) to the Perfection Certificate. No Pledgor shall change its legal name or assume or operate in any jurisdiction under any trade, fictitious or other name in any manner which might make any financing statement or continuation statement filed in connection therewith seriously misleading within the meaning of Section 9-507 of the UCC except those names listed on Schedule 1(b) and 1(c) to the Perfection Certificate and new names (including, without limitation, any names of divisions or operations) established in accordance with the last sentence of this Section 2.7. No Pledgor shall assume or operate in any jurisdiction under any new trade, fictitious or other name that would make any financing statement or continuation statement filed in connection therewith, seriously misleading within the meaning of
Section 9-507 of the UCC until (i) it shall have given to the Collateral Agent not less than 10 days' prior written notice of its intention so to do, clearly describing such new name and the jurisdictions in which such new name shall be used and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all reasonable action to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

            Section 2.8. Benefit to Laundry Corp. Laundry Corp. will receive substantial benefits from the proceeds of the Senior Secured Notes.

                                  ARTICLE III

                          SPECIAL PROVISIONS CONCERNING
                     ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS
                      AND CERTAIN OTHER TYPES OF COLLATERAL

            Section 3.1. Additional Representations and Warranties. As of the time when each of its Accounts arises, each Pledgor shall be deemed to have represented and warranted that such Account, and all records, papers and documents relating thereto (if any) are genuine and in all material respects what they purport to be, and that all papers and documents (if any) relating thereto to the actual knowledge of such Pledgor (i) will represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will evidence true and valid obligations, enforceable in accordance with their respective terms and (iv) will be in compliance and will conform in each case in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

            Section 3.2. Maintenance of Records. Each Pledgor will keep and maintain at its own cost and expense satisfactory and complete records of its Accounts and Contracts, including, but not limited to, the originals or copies of all documentation (including each Contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Pledgor will make the same available on such Pledgor's premises to the Collateral Agent for inspection, at such Pledgor's own cost and expense, at any and all reasonable times; provided, however, if no Event of Default has occurred and is then continuing, the Collateral Agent shall give such Pledgor reasonable prior written notice of any such inspection. Upon the occurrence and during the continuance of an Event of Default and upon the reasonable request of the Collateral Agent, each Pledgor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of an Event of Default and the delivery by the Collateral Agent of notice thereof to the Company in accordance with Article Six of the Indenture to the extent such notice is required pursuant to Article Six of the Indenture, if the Collateral Agent so directs, each Pledgor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, its Accounts and the Contracts, as well as all books, records and documents of such Pledgor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

            Section 3.3. Direction to Account Debtors; Contracting Parties, etc. Upon the occurrence and during the continuance of an Event of Default and delivery of notice thereof to the Company in accordance with Article Six of the Indenture to the extent such notice is required pursuant to Article Six of the Indenture, and if the Collateral Agent so directs each Pledgor, to the extent permitted by applicable law, each Pledgor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Pledgor. Without notice to or assent by any Pledgor, the Collateral Agent may apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account which application shall be effected in the manner provided in Section 7.4 of this Agreement. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by any Pledgor or the Collateral Agent, shall be borne by the Pledgors.

            Section 3.4. Modification of Terms, etc. Except as otherwise provided in the Indenture, no Pledgor shall rescind or cancel any indebtedness evidenced by any Account or under any Contract, or modify any term relating to such indebtedness or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract, or interest therein, without the prior written consent of the Collateral Agent (not to be unreasonably withheld), except as permitted by
Section 3.5. Except as otherwise provided in the Indenture, each Pledgor will duly fulfill all obligations on its part to be fulfilled under or in connection with the Accounts and Contracts and will do nothing to impair in any material respect the rights of the Collateral Agent in the Accounts or Contracts.

            Section 3.5. Collection. Each Pledgor shall endeavor to cause to be collected from the account debtor named in each of its Accounts or obligor under any of its Contracts, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract, except that, unless an Event of Default has occurred and is continuing and the Collateral Agent has delivered notice thereof to the Company in accordance with Article Six of the Indenture to the extent such notice is required pursuant to Article Six of the Indenture, such Pledgor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, as such Pledgor finds appropriate in accordance with sound business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services. The reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) of collection, whether incurred by any Pledgor or the Collateral Agent, shall be borne by the Pledgors.

            Section 3.6. Further Actions. Each Pledgor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

            Section 3.7. Special Provisions Regarding Certain Types of
Collateral.


            (a) Deposit Accounts, Securities Accounts and Commodity Accounts.
      (i) Each Pledgor hereby represents, warrants and covenants that (A) it does not maintain any Securities Accounts or Commodity Accounts with any Securities Intermediary or Commodity Intermediary other than the Securities Accounts and/or Commodity Accounts listed in Schedule 15 to the Perfection Certificate and (B) it shall not in the future maintain any Securities Accounts or Commodity Accounts except with any Securities Intermediary or Commodity Intermediary in accordance with the provisions of this Section 3.7. Each Pledgor hereby represents and warrants that it does not maintain any Deposit Accounts other than the Deposit Accounts listed in Schedule 15 to the Perfection Certificate (the "Existing Deposit Accounts"). Each Pledgor agrees that, consistent with its existing practice, it shall (i) deposit all amounts collected in the ordinary course of its busi-ness into the Existing Deposit Accounts and (ii) ensure that no funds in an aggregate amount exceeding $500,000 are on deposit for more than five (5) Business Days in any Deposit Account with respect to which the Collateral Agent does not have control and that no funds in an aggregate amount exceeding $3,000,000 are on deposit for more than five (5)
      Business Days in all Deposit Accounts with respect to which the Collateral Agent does not have control. No Pledgor shall hereafter establish and maintain any Deposit Account, Securities Account or Commodity Account with any Depository Bank, Securities Intermediary or Commodity Intermediary, respectively, unless (1) such Pledgor shall have given the Collateral Agent 15 days' prior written notice of its intention to establish such new Deposit Account, Securities Accounts or Commodity Accounts with such Depository Bank, Securities Intermediary or Commodity Intermediary, (2) such Depository Bank, Securities
      Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (3) in the case of a new Deposit Account, Securities Account or Commodity Account, the Pledgor shall have used commercially reasonable efforts to cause such Depository Bank, Securities Intermediary or Commodity Intermediary to enter into a Control Agreement. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within three (3) Business Day of actual receipt thereof, deposit any cash or Investment Property and any new securities, instruments, documents or other property by reason of ownership of the Investment Property received by it into a Deposit Account, Securities Account or Commodity Account subject to Collateral Agent's control.

            (ii) Each Pledgor hereby acknowledges and agrees that notwithstanding any provisions hereof or any other circumstance to the contrary, the Pledgors will use commercial reasonable efforts to cause the Collateral Agent at all times to (A) have "control" (as defined in Section 8-106 of the UCC) of all Investment Property, as confirmed in one or more Control Agreements in respect thereof, and (B) be authorized to direct the applicable Securities Intermediary or Commodity Intermediary with respect to such Investment Property to comply without further consent of such Pledgor or any investment manager or any other Person acting or purporting to act for any Pledgor being required, with all Entitlement Orders originated by the Collateral Agent with respect to the Investment Property. The Collateral Agent hereby agrees that it shall not issue any Entitlement Orders to any Securities Intermediary or Commodity Intermediary in respect of the Investment Property except in connection with the Collateral Agent's exercise of remedies upon the occurrence of an Event of Default.

            (iii) Each Pledgor hereby acknowledges and agrees that notwithstanding any provisions hereof or any other circumstance to the contrary, the Pledgors will use commercially reasonable efforts to cause the Collateral Agent at all times to (A) have "control" (as defined in Section 9-104 of the UCC) of all Deposit Accounts, as confirmed in the Control Agreement in respect thereof, and (B) be authorized to direct the institution maintaining such Deposit Account to comply without further consent of any Pledgor or any person acting or purporting to act for any Pledgor being required, with all instructions originated by the Collateral Agent directing disposition of the funds in such Deposit Account. The Collateral Agent hereby agrees that it shall not issue any such instructions to the institution maintaining the Deposit Account except in connection with the Collateral Agent's exercise of remedies upon the occurrence of an Event of Default.

            (iv) So long as no Event of Default has occurred and is continuing, each Pledgor may trade, sell, exchange, lend, apply or transfer funds or Investment Property from any Deposit Account, Securities Account or Commodity Account, in each case to the extent not inconsistent with the other provisions hereof or the provisions of the Indenture; and

            (v) As between the Collateral Agent and each Pledgor, such Pledgor shall bear the investment risk with respect to the Investment Property, and the risk of loss of, damage to, or the destruction of any cash or the Investment Property, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary or a Depository Bank, such Pledgor or any other Person; provided, however, that nothing contained in this Section 3.7(a)(v) shall release or relieve any Securities Intermediary, Commodity Intermediary or Depository Bank of its duties and obligations to such Pledgors or any other Person under the applicable Control Agreement or under applicable law. Each Pledgor shall promptly pay all charges and fees of whatever kind or nature with respect to the cash or Investment Property pledged by it or under this Agreement. In the event such Pledgor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may do so for the account of such Pledgor and such Pledgor shall promptly reimburse and indemnify the Collateral Agent from all costs and expenses incurred by the Collateral Agent under this Section 3.7(a)(v) in accordance with Section
      8.1 hereof.

               (b) Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper in an amount in excess of $250,000, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. As of the date hereof, such Instruments and Tangible Chattel Paper are set forth on Schedule 11 to the Perfection Certificate.

               (c) Electronic Chattel Paper and Transferable Records. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any "transferable record," as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Pledgor acquiring such Electronic Chattel Paper or Transferable record shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with each Pledgor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent's loss of control, for such Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC
      Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by any Pledgor with respect to such electronic chattel paper or transferable record.

               (d) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Pledgor, such Pledgor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Pledgor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit.

               (e) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall immediately notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

               (f) Motor Vehicles. At any time after the occurrence and during the continuance of an Event of Default, each Pledgor shall, upon the request of the Collateral Agent, deliver to the Administrative Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by Certificates of Title or ownership owned by it) with the Collateral Agent listed as lienholder therein.

               (g) Intercompany Note and Intercompany Note Guaranty. No Pledgor shall:

            (i) sell, convey, transfer or assign (or otherwise engage in any other transfer for value of) the Intercompany Note or Intercompany Note Guaranty or any of its interest therein;

            (ii) amend, supplement, or waive any provision of the Intercompany Note or the Intercompany Note Guaranty, other than any amendment, supplement or waiver which would not have an adverse effect on the interests of the Collateral Agent or any other Secured Creditor, the Indenture or the Senior Secured Notes, or subordinate its rights under the Intercompany Note or the Intercompany Note Guaranty to the rights of any other creditor of Coinmach Corp.;

            (iii) compromise, reduce, forgive or release or extend the time for payment of any obligation of Coinmach Corp. under the Intercompany Note or of any Intercompany Note Guarantor under the Intercompany Note Guaranty; or

            (iv) take or omit to take any action the taking or the omission of which would result in any material impairment or alteration of any obligation of Coinmach Corp. under the Intercompany Note or any Intercompany Note Guarantor under the Intercompany Note Guaranty.

                                   ARTICLE IV

                       SPECIAL PROVISIONS CONCERNING MARKS

            Section 4.1. Additional Representations and Warranties. Each Pledgor represents and warrants that, as of the date hereof, it is the true and lawful exclusive owner of its Trademarks listed in Schedule 13(a) to the Perfection Certificate and that said listed Trademarks include all the United States federal registrations or applications registered in the United States Patent and Trademark Office. Each Pledgor represents and warrants that, to the best of its knowledge, it owns or is licensed to use or is not prohibited from using all Trademarks that it uses. Each Pledgor further warrants that it is aware of no third party claim that any aspect of such Pledgor's present or contemplated business operations infringes or will infringe any Trademark. Each Pledgor represents and warrants that it is the owner of record of all United States registrations and applications listed in Schedule 13(a) to the Perfection Certificate and that said registrations are valid, subsisting, have not been canceled and that such Pledgor is not aware of any third-party claim that any of said registrations is invalid or unenforceable. Each Pledgor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default and delivery of notice thereof to the Company in accordance with Article Six of the Indenture to the extent such notice is required pursuant to Article Six of the Indenture, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each Trademark and associated Goodwill, and record the same.

            Section 4.2. Licenses and Assignments. Other than the license agreements listed on Schedule 13(a) to the Perfection Certificate and any extensions or renewals thereof, each Pledgor hereby agrees not to divest itself of any right under any Significant Trademark absent prior written consent of the Collateral Agent, which consent shall not be unreasonably withheld.

            Section 4.3. Infringements. Each Pledgor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who may be infringing or otherwise violating any of such Pledgor's rights in and to any Significant Trademark, or with respect to any party claiming that such Pledgor's use of any Significant Trademark violates any property right of that party, in each case to the extent that such Pledgor reasonably believes that such infringement or violation is material to its business. Each Pledgor further agrees, if consistent with good business practice and unless otherwise agreed by the Collateral Agent, diligently to prosecute any Person infringing any Significant Trademark to the extent that such Pledgor reasonably believes that such infringement is material to its business.

            Section 4.4. Preservation of Trademarks. Each Pledgor agrees to use its Significant Marks in interstate commerce during the time in which this Agreement is in effect, sufficiently to preserve such Significant Trademarks as trademarks or service marks registered under the laws of the United States.

            Section 4.5. Maintenance of Registration. Each Pledgor shall, at its own expense, diligently process all documents required by the Trademark Act of 1946, 15 U.S.C. Sections 1051 et seq. to maintain trademark registration, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its Significant Trademarks pursuant to 15 U.S.C. Sections 1058(a), 1059 and
1065, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all reasonable administrative and judicial remedies without the prior written consent of the Collateral Agent, which consent shall not be unreasonably withheld.

            Section 4.6. Future Registered Marks. If any Trademark registration issues hereafter to any Pledgor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, within thirty (30) days of receipt of such certificate such Pledgor shall deliver a copy of such certificate, and a grant of security interest in such Trademark to the Collateral Agent, confirming the grant thereof hereunder, the form of such confirmatory grant to be substantially the same as the form hereof.

            Section 4.7. Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, upon delivery to the Company of written notice thereof in accordance with Article Six of the Indenture to the extent such notice is required by Article Six of the Indenture, take any or all of the following actions: (i) declare the entire right, title and interest of each Pledgor in and to each of the Trademarks and the Goodwill of the business associated therewith, together with all trademark rights and rights of protection to the same, vested, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.1 to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency; (ii) take and use or sell the Trademarks and the Goodwill of each Pledgor's business symbolized by the Trademarks and the right to carry on the business and use the assets of each Pledgor in connection with which the Trademarks have been used; and (iii) direct each Pledgor to refrain, in which event such Pledgor shall refrain, from using the Trademarks in any manner whatsoever, directly or indirectly, and, if requested by the Collateral Agent, change such Pledgor's corporate name to eliminate therefrom any use of any Trademark and execute such other and further documents that the Collateral Agent may request to further confirm this and to transfer ownership of the Trademarks and registrations and any pending trademark application in the United States Patent and Trademark Office or any equivalent government agency or office in any foreign jurisdiction to the Collateral Agent.

                                   ARTICLE V

                          SPECIAL PROVISIONS CONCERNING
                             PATENTS AND COPYRIGHTS

      Section 5.1. Additional Representations and Warranties. Each Pledgor represents and warrants that to the best of its knowledge, as of the date hereof, it is the true and lawful exclusive owner of all rights in its Patents listed in Schedule 13(a) to the Perfection Certificate and in the Copyrights listed in Schedule 13(b) to the Perfection Certificate hereto, that said Patents include all the United States patents and applications for United States patents that such Pledgor now owns and that said Copyrights constitute all the United States Copyrights registered with the United States Copyright Office and applications for United States copyrights that the Pledgor now owns. Each Pledgor represents and warrants that to the best of its knowledge, as of the date hereof, it owns or is licensed to practice under all Patents and Copyrights that it now uses or practices under. Such Pledgor further warrants that it is aware of no third party claim that any aspect of such Pledgor's present or contemplated business operations infringes or will infringe any Patent or any Copyright. Each Pledgor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default and delivery of notice thereof to the Company in accordance with Article Six of the Indenture to the extent such notice is required pursuant to Article Six of the Indenture, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all right, title and interest in each Patent and Copyright, and record the same.

      Section 5.2. Licenses and Assignments. Other than the license agreements listed on Schedules 13(a) and 13(b) to the Perfection Certificate and any extensions or renewals thereof, each Pledgor hereby agrees not to divest itself of any right under any Significant Patent or Significant Copyright absent prior written consent of the Collateral Agent, which consent shall not be unreasonably withheld.

      Section 5.3. Infringements. Each Pledgor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Pledgor with respect to any infringement or other violation of such Pledgor's rights in any Significant Patent or Significant Copyright, or with respect to any claim that practice of any Significant Patent or Significant Copyright violates any property right of that party, in each case to the extent that such Pledgor reasonably believes that such infringement or violation is material to its business. Each Pledgor further agrees, consistent with good business practice and absent direction of the Collateral Agent to the contrary, diligently to prosecute any Person infringing any Significant Patent or Significant Copyright to the extent that such Pledgor reasonably believes that such infringement is material to its business, which consent shall not be unreasonably withheld.

      Section 5.4. Maintenance of Patents. At its own expense, each Pledgor shall make timely payment of all post-issuance fees required pursuant to 15 U.S.C. Section 41 to maintain in force rights under each Significant Patent.

      Section 5.5. Prosecution of Patent Application. At its own expense, each Pledgor shall diligently prosecute all applications for Significant Patents listed in Schedule 13(a) to the Perfection Certificate and shall not abandon any such application prior to exhaustion of all reasonable administrative and judicial remedies, absent written consent of the Collateral Agent, which consent shall not be unreasonably withheld.

      Section 5.6. Other Patents and Copyrights. Within 30 days of acquisition of any Patent or Copyright, or of filing of an application for any Patent or Copyright, each Pledgor shall deliver to the Collateral Agent a copy of such Patent or Copyright or such application, as the case may be, with a grant of security as to such Patent or Copyright, as the case may be, confirming the grant thereof hereunder, the form of such confirmatory grant to be substantially the same as the form hereof.

      Section 5.7. Remedies. If an Event of Default shall occur and be continuing and Collateral Agent has delivered notice thereof to the Company in accordance with Article Six of the Indenture to the extent such notice is required pursuant to Article Six of the Indenture, the Collateral Agent may by written notice to the Company, take any or all of the following actions: (i) declare the entire right, title, and interest of each Pledgor in each of its Patents and Copyrights vested, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents and Copyrights; and (iii) direct each Pledgor to refrain, in which event such Pledgor shall refrain, from practicing the Patents and Copyrights directly or indirectly, and such Pledgor shall execute such other and further documents as the Collateral Agent may request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Creditors.

                                   ARTICLE VI

                      PROVISIONS CONCERNING ALL COLLATERAL

      Section 6.1. Protection of Collateral Agent's Security. No Pledgor will do anything to impair in any material respect the rights of the Collateral Agent in the Collateral. Each Pledgor will at all times keep its Inventory and Equipment insured in favor of the Collateral Agent, at such Pledgor's own expense to the extent and in the manner provided in the Indenture. If such Pledgor shall fail to insure its Inventory and Equipment in accordance with the preceding sentence, or if such Pledgor shall fail to so endorse and deposit all policies with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation), upon prior notice to such Pledgor, to procure such insurance and such Pledgor agrees to promptly reimburse the Collateral Agent for all reasonable costs and expenses of procuring such insurance. The Collateral Agent shall, at the time such proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 7.4 or as otherwise provided in the Indenture. Each Pledgor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Pledgor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Pledgor unless such loss or damage is finally judicially determined to have been incurred by reason of the gross negligence or willful misconduct of any Secured Creditor or any agent of any Secured Creditor or the failure of a Secured Creditor, in exercising its remedies hereunder, to act in a commercially reasonable manner.

      Section 6.2. Warehouse Receipts Non-negotiable. Each Pledgor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such warehouse receipt or receipt in the nature thereof shall not be "negotiable" (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

      Section 6.3. Further Actions. Each Pledgor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral in accordance with the terms hereof.

      Section 6.4. Financing Statements. Each Pledgor agrees to execute and deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are necessary in the reasonable opinion of the Collateral Agent to establish and maintain a valid, enforceable, first priority perfected security interest (subject to Permitted Liens) in the Collateral as provided herein and the other rights and security contemplated hereby all in accordance with the Uniform Commercial Code as enacted in any and all applicable jurisdictions or any other applicable law. Each Pledgor will pay any applicable filing fees, recordation taxes and related expenses. Each Pledgor authorizes the Collateral Agent to file any such financing statements without the signature of such Pledgor where permitted by law including, without limitation, the filing of financing statements describing the Collateral as "all assets in which the Debtor now owns or hereafter acquires rights."

                                  ARTICLE VII

                REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

      Section 7.1. Remedies; Obtaining the Collateral Upon Default. Each Pledgor agrees that, if any Event of Default shall have occurred and be continuing and the Collateral Agent shall have delivered to the Company notice thereof in accordance with Article Six of the Indenture to the extent such notice is required pursuant to Article Six of the Indenture, then and in every such case, subject to any mandatory requirements of applicable law then in effect, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the Uniform Commercial Code in all applicable juris-dictions and may also (subject to laws and regulations governing the national security of the United States):

      (a) personally, or by agents or attorneys, immediately retake possession of the Collateral or any part thereof, from such Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Pledgor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Pledgor; possession of machinery shall, however, be subject to the terms of the Location Leases; and

      (b) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Pledgor in respect of such Collateral; and

      (c) withdraw all monies, securities and instruments in the Cash Collateral Account for application to the Obligations in accordance with Section 7.4; and

      (d) sell, assign or otherwise liquidate, or direct such Pledgor to sell, assign or otherwise liquidate, any or all of its Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation; and

      (e) take possession of the Collateral or any part thereof, by directing such Pledgor in writing to deliver the same to the Collateral Agent at any commercially reasonable place or places designated by the Collateral Agent, in which event such Pledgor shall at its own expense:

            (i) forthwith cause the Collateral pledged by it to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent, and

            (ii) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2, and

            (iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition; and

      (f) license or sublicense (to the extent not in violation of the license), whether on an exclusive or nonexclusive basis, any Trademarks, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its commercially reasonable judgment determine;

it being understood that such Pledgor's obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Pledgor of said obligation.

      Section 7.2. Remedies; Disposition of the Collateral. Any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine; provided that such terms shall be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any commercially reasonable overhaul or repair made by or at the direction of the Collateral Agent. To the extent permitted by any requirement of law, the Collateral Agent and the Secured Creditors or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. Each Pledgor acknowledges and agrees that, to the extent notice of sale shall be required by law, ten days' notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition. Each Pledgor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such sale or sales of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Pledgor's reasonable expense.

      Section 7.3. Waiver of Claims. Except as otherwise provided in this Agreement, EACH PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT'S TAKING POSSESSION OR THE COLLATERAL AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH SUCH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, and each Pledgor hereby further waives, to the extent permitted by law:

      (a) all damages occasioned by such taking of possession except any damages which are the direct result of the Collateral Agent's gross negligence or willful misconduct or failure to act, in exercising its remedies hereunder, in a commercially reasonable manner;

      (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder; and

      (c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws unless such action or threatened action is not commercially reasonable.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of each Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Pledgor other than any Collateral remaining after the occurrence of the Termination Date.

      Section 7.4. Application of Proceeds(i) . (a) All moneys collected by the Collateral Agent (or, to the extent any Pledge Agreement or any other Collateral Agreement to which any Pledgor is a party requires proceeds of Collateral under such agreement to be applied in accordance with the provisions of this Agreement, the pledgee or secured creditor under such other agreement) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder, shall be applied in the order set forth in Section 6.10 of the Indenture. Any balance of such Proceeds remaining after the occurrence of the Termination Date, shall be paid over to the applicable Pledgor or to whomsoever may be lawfully entitled to receive the same.

      (b) It is understood and agreed that each Pledgor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral hereunder and the aggregate amount of the Obligations, except to the extent that such proceeds are not applied by the Collateral Agent in accordance with this Agreement and the Indenture.

      Section 7.5. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, the Senior Secured Notes or the Indenture or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy, renewal or extension of any of the Obligations and no course of dealing between any Pledgor and the Collateral Agent or any holder of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover expenses, including reasonable attorneys' fees, and the amounts thereof shall be included in such judgment.

      Section 7.6. Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case each Pledgor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

      Section 7.7. Additional Remedies With Respect to Collateral Located in Louisiana. Upon the occurrence and during the continuance of any Event of Default and provided that the Collateral Agent shall have delivered to the Company notice thereof in accordance with Article Six of the Indenture to the extent such notice is required pursuant to Article Six of the Indenture, the Collateral Agent shall be entitled to exercise any one or more of the following remedies (all of which are cumulative):

      (a) Default Remedies. In addition to the rights of the Collateral Agent with respect to possessory collateral, the Collateral Agent shall have the right, in accordance with the Indenture, to accelerate payment of all amounts that each Pledgor may then owe to the Secured Creditors, which will then entitle the Collateral Agent to foreclose under this Agreement under ordinary or executory process procedures, or under the seizure and disposition remedies set forth in R.S. 6:965 et seq. (where applicable), and to cause the Collateral to be immediately seized wherever found, and sold with or without appraisal, in regular session of court or in vacation, in accordance with applicable Louisiana law, without the necessity of further demanding payment from such Pledgor, or of notifying such Pledgor, or placing such Pledgor in default. For pur-poses of foreclosure under Louisiana executory process procedures, such Pledgor confesses judgment and acknowledges to be indebted to the Secured Creditors up to the full amount of the Obligations, in principal, interest, costs, expenses, attorney's fees and other fees and charges and all other amounts secured by this Agreement. To the extent permitted under applicable Louisiana law, each Pledgor additionally: (A) waives any benefit of appraisal as provided under Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure, and all other laws with regard to appraisal upon judicial sale, recognizing that no appraisal shall be required prior to sale; (B) waives the demand and three days' delay as provided under Articles 2639 and 2721 of the Louisiana Code of Civil Procedure; (C) waives the notice of seizure as provided under Articles 2293 and 2721 of the Louisiana Code of Civil Procedure; (D) waives the three (3) days' delay provided under Articles 2331 and 2722 of the Louisiana Code of Civil Procedure; and (E) waives all other benefits provided under Articles 2331, 2722 and 2723 of the Louisiana Code of Civil Procedure and all other Articles not specifically mentioned above. Each Pledgor further agrees that any declaration of fact made by authentic act before a Notary Public by a person declaring that such facts are within his or her knowledge shall constitute authentic evidence of such facts for purposes of foreclosure under applicable Louisiana law, such Pledgor further agrees that the Collateral Agent may appoint a keeper of the Collateral in the event of foreclosure.

      Should the Collateral for any reason be located in another state at or following any Event of Default, each Pledgor agrees that the Collateral Agent may, in accordance with the terms hereof, take possession of the Collateral in any manner then permitted under the laws of the state in which the Collateral is then located or under the laws of Louisiana as then applicable, including R.S. 6:965 et seq. Should the Collateral Agent for any reason have or acquire possession of the Collateral at or following default, the Collateral Agent may sell the Collateral at public or private sale as authorized by Louisiana law or the applicable provisions of the Uniform Commercial Code or similar laws in effect in the state where the Collateral is then located. If the Collateral Agent is required by law to give any Pledgor notice of the public or private sale of the Collateral, each Pledgor agrees that the requirements of reasonable notice shall be met if the Collateral Agent mails such notice to such Pledgor at the Company's address as shown in this Agreement at least ten (10) days before the time of any public sale or, if disposition is by private sale, at least ten
(10) days before the time after which private sale may occur. If public sale is held, there will be sufficient compliance with all requirements of notice to the public by a single publication in a newspaper in general circulation in the parish or county where the Collateral is then located. This notice should include the time and place of sale, and a brief description of the property to be sold.

      (b) Proceeds; Surplus; Deficiencies. The Collateral Agent shall apply any proceeds derived or to be derived from the sale, collection or other disposition of the Collateral in the manner provided in Section 7.4 hereof. The Pledgors shall be entitled to any surplus if one results after application of the proceeds and the Pledgors shall remain liable for any deficiency.

                                  ARTICLE VIII

                                    INDEMNITY

      Section 8.1. Indemnity. (a) Each Pledgor agrees to indemnify, reimburse and hold the Collateral Agent, each Secured Creditor and their respective successors, assigns, employees, agents and servants (hereinafter in this Section
8.1 referred to individually as an "Indemnitee" and collectively as "Indemnitees") harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys' fees and expenses) (for the purposes of this Section 8.1 the foregoing are collectively called "expenses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnities arising out of this Agreement, the Notes or the Indenture or any other document executed in connection herewith and therewith or in any other way connected with the administration of the transactions contemplated hereby and thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), any contract claim or, to the maximum extent permitted under applicable law, the violation of the laws of any country, state or other governmental body or unit, or any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage); provided that no Indemnitee shall be indemnified pursuant to this
Section 8.1(a) for expenses to the extent finally judicially determined to have been incurred by reason of the gross negligence or willful misconduct of such Indemnitee. Each Pledgor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, such Pledgor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its commercially reasonable efforts to promptly notify the Company of any such assertion of which such Indemnitee has knowledge.

      (b) Without limiting the application of Section 8.1(a), each Pledgor agrees to pay, or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent's Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, reasonable premiums for insurance with respect to the Collateral and all other reasonable fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent's interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral as set forth herein and in the Indenture.

      (c) Without limiting the application of Section 8.1(a) or (b), each Pledgor agrees to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any material misrepresentation by such Pledgor in this Agreement or the Indenture, or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or the Indenture as set forth herein and in the Indenture.

      (d) If and to the extent that the obligations of any Pledgor under this
Section 8.1 are unenforceable for any reason, such Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

      Section 8.2. Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnification obligations of each Pledgor contained in this Article VIII shall continue in full force and effect notwithstanding the occurrence of the Termination Date.

                                   ARTICLE IX

                                   DEFINITIONS

      (a) The following terms which are capitalized herein shall have the meanings given to them in the Uniform Commercial Code. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

                        "Account"

                        "Chattel Paper"

                        "Commercial Tort Claim"

                        "Commodity Account"

                        "Commodity Intermediary"

                        "Deposit Account"

                        "Documents"

                        "Electronic Chattel Paper"

                        "Entitlement Holder"

                        "Entitlement Order"

                        "Equipment"

                        "Financial Asset"

                        "Fixtures"

                        "General Intangibles"

                        "Goods"

                        "Inventory"

                        "Investment Property"

                        "Letter-of-Credit Right"

                        "Letter of Credit"

                        "Payment Intangible"

                        "Securities Account"

                        "Securities Intermediary"

                        "Security"

                        "Security Entitlement"

                        "Supporting Obligations"

                        "Tangible Chattel Paper"

      (b) The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

      "Agreement" shall mean this Security Agreement as the same may be modified, supplemented or amended from time to time in accordance with its terms.

      "Cash Collateral Account" shall mean a non-interest bearing cash collateral account maintained with the Collateral Agent for the benefit of the Secured Creditors.

      "Coinmach Corp." shall have the meaning provided in the fourth paragraph of this Agreement.

      "Collateral" shall have the meaning provided in Section 1.1(a) of this Agreement.

      "Collateral Agent" shall have the meaning provided in the first paragraph of this Agreement.

      "Company" shall have the meaning provided in the first paragraph of this Agreement.

      "Contract Rights" shall mean all rights of each Pledgor (including, without limitation, all rights to payment) under each Contract.

      "Contracts" shall mean all contracts between each Pledgor and one or more additional parties (including, without limitation, (i) each partnership agreement to which such Pledgor is a party and (ii) any Interest Swap Obligations), but excluding (x) licenses to the extent that the terms thereof prohibit the assignment of, or granting of a security interest in, such licenses and (y) location contracts which have not, with the Collateral Agent's approval, been assigned to the Collateral Agent but, in each of the cases described in clauses (x) and (y) of this definition, excluding the right to receive any payment (including, without limitation, Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the Uniform Commercial Code (or any successor provisions of any jurisdiction or any other applicable law); provided, however, that at such time as such license is no longer subject to such prohibition, such license shall (without any act or delivery by any Person) constitute a Contract hereunder.

      "Control Agreement" shall mean an agreement in form and substance reasonably acceptable to the Administrative Agent sufficient to establish "control" (as defined in Section 8-106 of the Uniform Commercial Code with respect to Securities Accounts, as defined in Section 9-104 of the Uniform Commercial Code with respect to Deposit Accounts, and as defined in Section 9-106 of the Uniform Commercial Code with respect to Commodity Accounts) over any applicable Investment Property (including, without limitation, any Securities Account or Commodity Account) or Deposit Account.

      "Copyrights" shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law and whether established or registered in the United States or any other country) now owned or hereafter created or acquired by or assigned to such Pledgor, whether published or unpublished, and all copyright registrations and applications made by such Pledgor including, without limitation, the copyrights, registrations and applications listed in Schedule 13(b) to the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

      "Credit Agreement Collateral Agent" shall have the meaning provided in the fourth paragraph of this Agreement.

      "Depository Bank" shall have the meaning provided to the term "bank" in
Article 9 of the Uniform Commercial Code.

      "Existing Deposit Accounts" shall have the meaning provided in Section 3.7 of this Agreement.

      "Goodwill" shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor's business including, without limitation,
(i) all goodwill connected with the use of and symbolized by any of the Intellectual Property in which such Pledgor has any interest and (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person or entity, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill.

      "Holders" shall have the meaning provided in the first paragraph of this Agreement.

      "Indemnitee" shall have the meaning provided in Section 8.1(a) of this Agreement.

      "Indenture" shall have the meaning provided in the first paragraph of this Agreement.

      "Instrument" shall have the meaning provided to such term in Article 9 of the Uniform Commercial Code as in effect on the date hereof in the State of New York but shall not include any Location Leases.

      "Insurance Policies" shall mean, collectively, with respect to each Pledgor, all insurance policies held by such Pledgor or naming such Pledgor as insured, additional insured or loss payee, all such insurance policies entered into after the date hereof, other than insurance policies (or certificates of insurance evidencing such insurance policies) relating to health and welfare insurance and life insurance policies in which such Pledgor is not named as beneficiary (i.e., insurance policies that are not "Key Man" insurance policies) and all rights, claims and recoveries relating thereto (including, without limitation, all dividends, returned premiums and other rights to receive money in respect of any of the foregoing).

      "Intellectual Property" shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

      "Intercreditor Agreement" shall have the meaning provided in the sixth paragraph of this Agreement.

      "Laundry Corp." shall have the meaning provided in the first paragraph of this Agreement.

      "Licenses" shall mean, collectively, with respect to each Pledgor, all license and distribution agreements and covenants not to sue with any other party with respect to any Patent, Trademark, or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, including, without limitation, the license and distribution agreements listed in Schedules 13(a) and 13(b) to the Perfection Certificate, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patents, trademarks or copyrights.

      "Location Leases" shall mean leases, licenses or other agreements pursuant to which any Pledgor leases, licenses or otherwise obtains the right to use any real property at which Collateral constituting personal property is located.

      "Senior Secured Notes" shall have the meaning provided in the first paragraph of this Agreement.

      "Obligations" shall mean the collective reference to the unpaid principal of and interest on the Senior Secured Notes and all other obligations and liabilities of any Pledgor (including, without limitation, any increase in the aggregate principal amount of the Senior Secured Notes, together with any interest accruing at the then applicable rate provided in the Indenture or the Senior Secured Notes after the maturity of the Notes and interest accruing at the then applicable rate provided in the Indenture after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Collateral Agent or any Secured Creditor, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, the Senior Secured Notes, the Guarantees, this Agreement, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel that are required to be paid by such Pledgor pursuant to the terms of any of the foregoing agreements).

      "Patents" shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to and all patent applications and registrations made by such Pledgor (whether established or registered or recorded in the United States or any other country), including, without limitation, the patents, patent applications, registrations and recordings listed in Schedule 13(a) to the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any patents,
(ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world, and (vi) rights to sue for past, present or future infringements thereof.

      "Perfection Certificate" shall mean that certain Perfection Certificate dated the Closing Date, delivered by the Company and Laundry Corp. in favor of the Collateral Agent (for the benefit of the Secured Creditors).(1)

      "Permitted Filings" shall have the meaning provided in Section 2.1 of this Agreement.

      "Pledgors" shall have the meaning provided in the first paragraph of this Agreement.

      "Proceeds" shall have the meaning provided to such term in the Uniform Commercial Code as in effect in the State of New York on the date hereof or under other relevant law

--------

1    Discuss how updated/supplemented.

and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Pledgor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority) (iii) instruments representing obligations to pay amounts in respect of any Collateral, (iv) products of the Collateral and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

      "Secured Creditors" shall have the meaning provided in the fifth paragraph of this Agreement.

      "Significant Copyrights" shall mean those Copyrights which each Pledgor believes in its reasonable judgment to be material to its business.

      "Significant Patents" shall mean those Patents which each Pledgor believes in its reasonable judgment to be material to its business.

      "Significant Trademarks" shall mean those Trademarks which each Pledgor believes in its reasonable judgment to be material to its business.

      "Specified Commercial Tort Claims" shall mean each Commercial Tort Claim with respect to which the applicable Pledgor has complied with the provisions of
Section 3.8(e).

      "Termination Date" means the earliest to occur of the date on which (a) all Obligations have been paid in full in cash; (b) the Company exercises its legal defeasance option or covenant defeasance option described in Section 8.01 of the Indenture; (c) the satisfaction and discharge of the Indenture occurs in accordance with Section 8.02 thereof and (d) the Merger Event occurs.

      "Trademarks" shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, designs, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country) including, without limitation, the registrations and applications listed in Schedule 13(a) to the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

      "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of manda-tory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "Uniform Commercial Code" shall also mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

                                   ARTICLE X

                                  MISCELLANEOUS

      Section 10.1. Notices. All such notices and communications hereunder shall be telecopied or delivered by messenger or overnight courier service and all such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when delivered to the telegraph company, cable company or as overnight courier, as the case may be, or sent by overnight, telecopier and when mailed shall be effective three Business Days following deposit in the mail with proper postage, except that notices and communications to the Collateral Agent shall not be effective until received by the Collateral Agent. All notices, requests, demands or other communications shall be in writing and addressed as follows:

      (a) if to any Pledgor, at:

                  Coinmach Service Corp.
                  303 Sunnyside Boulevard, Suite 70
                  Plainview, New York 11803
                  Attention:  Robert M. Doyle

                  with a copy to:

                  Coinmach Corporation
                  521 East Morehead Street
                  Charlotte, North Carolina  28202
                  Attention:  Stephen R. Kerrigan

                  with a copy to:

                  Mayer, Brown, Rowe & Maw LLP
                  1675 Broadway
                  New York, New York  10019
                  Attention:  Ronald S. Brody, Esq.

      (b) if to the Collateral Agent:

                  The Bank of New York
                  101 Barclay Street
                  Floor 8W
                  New York, New York  10286
                  Attention:  Corporate Trust Administration

      Section 10.2. Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied any manner whatsoever except in accordance with Article Nine of the Indenture.

      Section 10.3. Obligations Absolute. The obligations of each Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Pledgor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or the Indenture except as specifically set forth in a waiver granted pursuant to Section 10.2 hereof; or
(c) any amendment to or modification of the Senior Secured Notes or the Indenture or any security for any of the Obligations; whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

      Section 10.4. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the Collateral Agent, each Secured Creditor and each Pledgor and their respective successors and assigns, provided that no Pledgor may transfer or assign any or all of its rights or obligations hereunder without the written consent of the Collateral Agent or otherwise in compliance with the Indenture. All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement, the Senior Secured Notes and the Indenture regardless of any investigation made by the Secured Creditors or on their behalf.

      Section 10.5. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

      Section 10.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      Section 10.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

      Section 10.8. Pledgor's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this

Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of such Pledgor under or with respect to any Collateral except to the extent directly resulting from the Collateral Agent's gross negligence or willful misconduct or failure to act, in exercising its remedies hereunder, in a commercially reasonable manner.

      Section 10.9. Termination; Release. (a) On the Termination Date, this Agreement and the security interest created hereby shall terminate, and the Collateral Agent shall, at the request and expense of the Pledgors, promptly execute and deliver to the applicable Pledgor as promptly thereafter as reasonably practicable a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the applicable Pledgor (without recourse and without any representation or warranty) such of the Collateral of such Pledgor as may be in the possession of the Collateral Agent or any of its sub-agents and has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any proceeds of Collateral at the time held by the Collateral Agent or any of its sub-agents hereunder.

      (b) In the event that any part of the Collateral is sold in connection with a sale not prohibited by the Indenture or released in accordance with Article Eleven of the Indenture and the proceeds of such sale or sales or from such release are applied in accordance with, and to the extent required by, the Indenture, to the extent required to be so applied, such Collateral will be sold or released, free and clear of the Liens created by this Agreement and the Collateral Agent, at the request and expense of the applicable Pledgor, will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.

      (c) At any time that any Pledgor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 10.9(b), it shall deliver to the Collateral Agent a certificate signed by its chief financial officer stating that the release of the respective Collateral is permitted pursuant to Section 10.9(a) or (b).

      (d) The Collateral Agent shall have no liability whatsoever to any Holder as a result of any release of Collateral by it in accordance with this Section 10.9.

      Section 10.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Collateral Agent.

      Section 10.11. The Collateral Agent. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed by the parties hereto and each Secured Creditor, by accepting the benefits of this Agreement acknowledges and agrees that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth in Article Seven of the Indenture.

Section 10.12 Intercreditor Agreement

     (a) The Liens granted hereunder in favor of the Collateral Agent for the benefit of the Secured Creditors in respect of the Shared Collateral and the exercise of any right related thereto thereby shall be subject, in each case, to the terms of the Intercreditor Agreement.

     (b) In the event of any direct conflict between the express terms and provisions of this Agreement and of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall control.

     (c) Notwithstanding anything to the contrary herein, any provision hereof that requires any Pledgor to (i) deliver any Shared Collateral to the Collateral Agent, or (ii) provide that the Collateral Agent have control over such Shared Collateral may be satisfied by (A) the delivery of such Shared Collateral by such Pledgor to the Credit Agreement Collateral Agent for the benefit of the Lenders and the Collateral Agent for the benefit of the Secured Creditors pursuant to Section 5.4 of the Intercreditor Agreement and (B) providing that the Credit Agreement Collateral Agent be provided with control with respect to such Shared Collateral of such Pledgor for the benefit of the Lenders and the Collateral Agent for the benefit of Secured Creditors pursuant to Section 5.4 of the Intercreditor Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                    COINMACH SERVICE CORP,
                                        as the Company and a Pledgor


                                    By:
                                         ---------------------------------------
                                         Name.
                                         Title


                                    COINMACH LAUNDRY CORPORATION,
                                        as Guarantor and Pledgor


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title


                                    THE BANK OF NEW YORK,
                                        as Collateral Agent


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:




                                      S-1